EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Amendment No. 2 to Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date: February 13, 2017

PITANGO VENTURE CAPITAL FUND IV L.P.

By: /s/ Zeev Binman Name: Zeev Binman Title: Managing Director

By: /s/ Isaac Hillel Name: Isaac Hillel Title: Managing Director

PITANGO VENTURE CAPITAL PRINCIPALS FUND IV L.P.

By: /s/ Zeev Binman Name: Zeev Binman Title: Managing Director

By: /s/ Isaac Hillel Name: Isaac Hillel Title: Managing Director